EXHIBIT 99.1

SOUTHERN MICHIGAN BANCORP, INC.
51 West Pearl Street
Coldwater, MI 49036

FOR IMMEDIATE RELEASE
CONTACT: John H. Castle, CEO
(517) 279-5500

FNB Financial Corporation Shareholders Approve Merger into Southern Michigan Bancorp, Inc.

Coldwater, Michigan, and Three Rivers, Michigan, November 28, 2007: John H. Castle, Chairman & CEO of Southern Michigan Bancorp, Inc. ("Southern"), and Richard E. Dyer, President & CEO of FNB Financial Corporation ("FNB"), jointly announced today that the shareholders of FNB have approved the merger of FNB into Southern pursuant to an Agreement and Plan of Merger, dated April 17, 2007, as amended (the "Plan of Merger").

Southern and FNB have obtained all necessary regulatory approvals and expect to complete the merger effective December 1, 2007. Completion of the merger remains subject to the satisfaction of certain conditions set forth in the Plan of Merger.

Under the terms of the Plan of Merger, FNB shareholders will receive for each share of FNB common stock they hold, at their election, either $45.35 in cash, 1.87 shares of Southern common stock (plus cash in lieu of any fractional share), or a combination of both cash and stock. All elections are subject to an allocation adjustment to ensure that 50% of the outstanding shares of FNB common stock are converted into the right to receive cash and 50% of the outstanding shares of FNB common stock are converted into the right to receive Southern common stock. The total value of the transaction is approximately $24.7 million based on the closing market price of Southern common stock on November 23, 2007.

Southern is a bank holding company headquartered in Coldwater, Michigan. Southern Michigan Bank & Trust, Southern's wholly owned subsidiary, operates 11 branches within Branch, Calhoun and Hillsdale Counties.